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                                                                     Exhibit 8.1



                                [Form of Tax Opinion]

                                                   STROOCK & STROOCK & LAVAN LLP



____________, 1997

Laser Mortgage Management, Inc.
51 John F. Kennedy Parkway
Shorthills, New Jersey  07078

Ladies and Gentlemen:

We have acted as counsel to Laser Mortgage Management Inc., a Maryland corporation (the "Company"), in connection with the preparation of a Form S-11 registration statement (the "Registration Statement") filed with the Securities and Exchange Commission on September 26, 1997 (No. 333-35673), as amended through the date hereof, with respect to the offering and sale (the "Offering") of up to 15,000,000 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"). You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

In giving this opinion letter, we have examined (i) the Company's Articles of Incorporation, as duly filed with the Secretary of State of the Commonwealth of Maryland on September 3, 1997; (ii) the Company's Restated and Amended Articles of Incorporation, a form of which is filed as an exhibit to the Registration Statement; (iii) the Company's Bylaws; (iv) the Registration Statement, including the prospectus contained as part of the Registration Statement (the "Prospectus"); and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

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Laser Mortgage Management, Inc.
_________, 1997
Page 2


    In connection with the opinions rendered below, we have assumed, that (i) each of the documents referred to above has been duly authorized, executed, and delivered (ii) each of the documents referred to above is authentic, if an original, or is accurate, if a copy, and has not been amended; (iii) during its short taxable year ending December 31, 1997 and future taxable years, the Company will operate in a manner consistent with the representations contained
in the certificate, dated               ,1997 and executed by a duly appointed
officer of the Company (the "Officer's Certificate"), (iv) the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year; and (v) no action will be taken by the Company, after the date hereof, that would have the effect of altering the facts upon which we have based the opinions set forth below.

    In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of the facts contained in the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, or the Prospectus in a material way.

    Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussion in the Prospectus under the caption "Federal Income Tax Considerations" (which is incorporated herein by reference), we are of the opinion that:

         (a) commencing with the Company's short taxable year ending December 31, 1997, the Company will qualify to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Company's organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code;

         (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Considerations" are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Stock.

We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

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Laser Mortgage Management, Inc.
_________, 1997
Page 3


    We note that our opinion expressed herein is based on our examination of the law, our review of the documents described above, the statements and representations referred to above, the provisions of the Code, the regulations, published rulings and announcements thereunder, and the judicial interpretations thereof currently in effect. This opinion will not be binding on the Internal Revenue Service (the "Service"), and there can be no assurance that the Service will not challenge the conclusion stated herein or that, if the issue were decided in court, such a challenge would not ultimately succeed. Further, there can be no assurance that future legislative or administrative changes or future court decisions or the inaccuracy of any statements or representations on which we have relied may not significantly affect the continuing validity of this opinion.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Stroock & Stroock & Lavan LLP under the caption "Federal Income Tax Considerations" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

    The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter.

Very truly yours,



Stroock & Stroock & Lavan LLP